Exhibit 21

LIST OF SUBSIDIARIES OF NAVTEQ CORPORATION

(A DELAWARE CORPORATION)

1.  NAVTEQ North America, LLC (a Delaware limited liability company)

2.  NAVTEQ International, LLC (a Delaware limited liability company)

3.  NAVTEQ Kabushiki Kaisha (a Japan corporation)

4.  NAVTEQ Canada Inc. (an Ontario corporation)

5.  NAVTEQ B.V. (a Netherlands corporation)

6.  NAVTEQ Austria GmbH (an Austria corporation)

7.  NAVTEQ N.V./S.A. (a Belgium corporation)

8.  NAVTEQ Srl (an Italy corporation)

9.  Geoinformation NAVTEQ - Tecnologias de Navegacao, Unipessoal, Lda. (a Portugal corporation)

10. Navigation Technologies S.L. (a Spain corporation)

11. Navigation Technologies Sweden AB (a Sweden corporation)

12. NAVTEQ Switzerland GmbH (a Switzerland corporation)

13. NAVTEQ Ltd. (a United Kingdom corporation)

14. NAVTEQ SRO (a Czech Republic corporation)

15. NAVTEQ Europe B.V. (a Netherlands corporation)

16. NAV2 Co., Ltd. (a Chinese joint venture company of which NAVTEQ owns 49%)